UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 7, 2014 (January 3, 2014)

Active Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12
Austin, Texas 78758
(Address of principal executive offices, including zip code)

(512) 836-6464
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of J. Noel Foley as Vice President of Engineering.

J. Noel Foley resigned as Vice President of Engineering of Active Power, Inc. (the “Company”), effective as of January 3, 2014 and entered into a Separation Agreement and Release with the Company dated January 4, 2014 (the “Agreement”). The Agreement provides, among other things, the following:

•	continuation of payment of his base salary for six (6) months after the resignation date, payable in accordance with the Company’s regular payroll practices;

•	eligibility to potentially receive compensation under the Company’s 2013 management incentive program subject to the terms and conditions of such plan;

•	reimbursement for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the shorter of (i) a period of six (6) months after the resignation date, (ii) until he has secured other employment, or (iii) the date he is no longer eligible to receive continuation coverage pursuant to COBRA; and

•	acceleration of vesting equivalent to an additional six (6) months of vesting after the resignation date under all outstanding stock option and restricted stock unit agreements between the Company and Mr. Foley that would have otherwise remained unvested as of the date of Mr. Foley’s resignation.

The Agreement also contains provisions for (i) a release of the Company by Mr. Foley for all claims, (ii) continued observance of Mr. Foley’s obligations to the Company under his current proprietary information and nondisclosure agreement, and (iii) Mr. Foley’s compliance with customary non-disparagement covenants. The foregoing is a summary of the Agreement and does not purport to be complete.

On January 6, 2014, the Company also announced certain internal organizational changes and, as a result of these changes, the Company’s executive officers are Mark A. Ascolese, Chief Executive Officer and President; James Powers, Chief Financial Officer; Randall J. Adelman, Vice President of Global Sales and Marketing; and Jason Rubin Vice President of Operations.  No changes in executive compensation were made in connection with the foregoing internal organizational changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: January 7, 2014	By:	/s/ James A. Powers
James A. Powers
Chief Financial Officer